EXHIBIT 99.1

CAMAC Energy Inc. Provides Operational Update and Announces Second Quarter 2012 Results

HOUSTON--(BUSINESS WIRE)--CAMAC Energy Inc. (NYSE Amex: CAK) ("the Company") today provided an operational update and announced its second quarter 2012 results.

Operations Update

Africa ‒ New Production Sharing Contracts signed in Kenya and Gambia

In May 2012, the Company signed four production sharing contracts ("PSCs") with the Government of the Republic of Kenya, covering previously awarded onshore exploration Blocks L1B and L16, and two new offshore deep water exploration Blocks L27 and L28. The Company will be the operator with 100% interest in the blocks. The Government of Kenya will be entitled to participate up to 20% in any area subsequent to a commercial discovery.
The PSCs for deep water offshore Blocks L27 and L28 each provide for an initial exploration period of three years with a minimum work program requiring the carrying out of regional geological and geophysical studies, reprocessing and re-interpreting previous 2D seismic data, and acquiring, processing and interpreting 1,500 square kilometers of 3D seismic data. The Company has the right to apply for up to two additional exploration periods requiring the drilling of one well in each such additional two year period.

The PSCs for the onshore Blocks L16 and L1B each provide for an initial exploration period of two years with a minimum work program requiring the acquisition and interpretation of gravity, magnetic, and 500 kilometers of 2D seismic data. The Company has the right to apply for up to two additional exploration periods requiring the drilling of one well in each such additional two year period.

Also in May 2012, the Company signed two Petroleum Exploration, Development and Production Licenses with The Republic of The Gambia for previously awarded offshore exploration blocks A2 and A5. The Company will be the operator with 100% interest in both Blocks. Gambia National Petroleum Company will have the right to participate up to 15% following approval of an exploration and development plan. The Licenses for both blocks provide for an initial exploration period of four years, during which the Company will, for each Block, be responsible for a regional geologic survey, acquiring, processing, and interpreting 750 square kilometers of 3D seismic data, and drilling one exploration well. The Company has the right to apply for up to two additional exploration periods requiring the drilling of one well in each such additional two year period.

Nigeria ‒ Oyo Field

On June 29, 2012, Allied Energy PLC ("Allied"), an affiliate of the Company's largest shareholder completed the previously announced transaction to acquire the 40% working interest in Nigerian OMLs 120 and 121 owned by Nigerian Agip Exploration ("NAE"), a subsidiary of Eni SpA. As a result, Allied is now the operator of the Oyo Field, and is expected to engage CAMAC Energy to act as its technical service provider. Allied has informed the Company that it plans to drill well #7 in the Oyo Field in the fourth quarter of 2012 with the dual objective of increasing production and testing the resource potential in the deeper Miocene formation. Average daily production from the Oyo Field in Nigeria was 2,786 bopd during the second quarter of 2012, and 4,109 bopd during the second quarter of 2011. CAMAC Energy's share of average daily net production at the Oyo Field, excluding royalty, was 441 bopd for the quarter ended June 30, 2012, and 1,215 bopd for the quarter ended June 30, 2011.

China

On August 6, 2012, the Company completed the previously announced sale of its interest in the Zijinshan Gas Block in China to Leyshon Resources Limited (AIM/ASX: LRL) ("Leyshon"), a natural resources mining company based in Beijing. Under the agreed terms, CAMAC Energy divested its wholly-owned Hong Kong subsidiary Pacific Asia Petroleum Limited (PAPL) for a cash consideration of $2.5 million and 10 million fully paid ordinary shares in Leyshon. The Company expects to invest both the proceeds and savings from its China operations into its African exploration projects.

"I am very pleased with the progress we have made in the first half of this year," commented Dr. Kase Lawal, Chairman and Chief Executive Officer. "We have successfully repositioned CAMAC Energy as an exploration company focused on the continent of Africa. With the six new exploration blocks in Kenya and Gambia, we will be a participant in two of the most exciting exploration provinces in the world. We are already working to gather data that will allow us to identify prospects for drilling on the new blocks and attract partners, while keeping an eye on exploration wells scheduled to be drilled on neighboring blocks in coming months. At the same time, we will benefit further from our relationship with Allied as we jointly work to increase production from the Oyo Field and to test the promising Miocene formation below."

Operating Results

CAMAC Energy announced a net loss of $4.0 million, or $(0.03) per diluted share, for the quarter ended June 30, 2012. For the same period in 2011, CAMAC Energy reported net income of $5.7 million, or $0.04 per diluted share. The Company's net loss during the second quarter of 2012 was primarily a result of having no oil lifting from the Oyo Field during the quarter.

There was no lifting and therefore no operating revenue from the Oyo Field in the second quarter of 2012. Operating revenues for the second quarter of 2011 were $20.0 million, based on an average oil price of approximately $113 per barrel received for the lifting from the Oyo Field during the quarter. General and administrative expenses were $3.2 million for the second quarter of 2012, compared to $4.2 million for the second quarter of 2011. The decrease in 2012 was mainly due to lower salary and benefit expense related to officer resignations in the prior period.
Cash and cash equivalents at June 30, 2012, were $3.4 million compared to $8.5 million at March 31, 2012. The decrease in cash and cash equivalents was principally due to cash payments made for normal operations and expenditures related to six new exploration licenses in Kenya and Gambia.

Conference Call Details

A conference call for investors will be held on Wednesday, August 8, 2012 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss CAMAC Energy's operations and second quarter results with a focus on the Company's strategy for the future. Hosting the call will be Earl W. McNiel, Interim Chief Financial Officer.
The call can be accessed live over the telephone by dialing:

●	(877) 317-6789 for callers in the United States;

●	(866) 605-3852 for callers in Canada;

●	+(412) 317-6789 for international callers.

Callers should request to be added to the CAMAC Conference Call. A replay will be available one hour after the conference call and can be accessed by dialing (877) 344-7529 for callers in the United States, or for international callers, (412) 317-0088. The conference number for logging into the replay is 10016862. The telephone replay will be available until 9AM Eastern September 10, 2012.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Investors--Events & Presentations section of CAMAC Energy's website at www.camacenergy.com. A replay of the webcast will be available for approximately 30 days.

About CAMAC Energy Inc.

CAMAC Energy Inc. (NYSE MKT: CAK) is a U.S.-based energy company engaged in the exploration, development and production of oil and gas. The Company's principal assets include interests in OML 120 and OML 121, offshore oil and gas leases in deep water Nigeria which include the currently producing Oyo Oilfield, and six recently acquired exploration blocks in Kenya and Gambia, and the Company is currently pursuing further additions to its exploration portfolio in East and West Africa. The Company was founded in 2005 and has offices in Houston, Texas, Beijing, China, and Lagos, Nigeria.

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are "forward-looking statements," including statements regarding the Company's proposed transactions, business strategy, plans and objectives and statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "will," "should," "believes," "expects," "anticipates" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of their respective dates. Risks and uncertainties regarding the transactions described herein include the possibility that the closing of the transactions does not occur, either due to the failure of closing conditions or other reasons, risks that the transactions disrupt current plans and divert management from day-to-day operations, and the amount of the costs, fees, expenses and charges related to the transactions. In addition, the Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of other factors including those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission ("SEC"). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contacts

Media:
CAMAC Energy Inc.
Cristy Taylor, 713-797-2940
PR@camacenergy.com
or
Investor Relations:
Jason Lee
832-209-1419
IR@camacenergy.com
Liviakis Financial Communications, Inc.
John Liviakis,CEO
415-389-4670